Exhibit 4.1

THIS AGREEMENT is made this 15th day of November 2019

BETWEEN

(1)	VIEWMOUNT DEVELOPMENTS LIMITED, a private limited company incorporated in the British Virgin Islands whose registered office is situate at Vistra Corporate Services Centre, Wickhams Cay II, Road Town, Tortola, VG1110, British Virgin Islands (the “Vendor”); and

(2)	MR. ZHOU, LEHONG (HKID NO. M764753(6)) whose correspondence address is situate at 7A, Block B, Houhai Li Xiang Ya Yuan, Nanshan District, Shenzhen City, Guangdong Province, China (the “Purchaser”).

WHEREAS

(A)	The Vendor is the registered owner of 1 ordinary share issued in the capital of Broadway Manufacturing Company Limited (“BMCL”), a private limited company incorporated in British Virgin Islands with Company Number 672411 whose registered office is situate at Vistra Corporate Services Centre, Wickhams Cay II, Road Town, Tortola, VG1110, British Virgin Islands. The entire issued capital of BMCL is US$1.00 comprising of 1 ordinary share of US$1.00 each.

(B)	The principal activity of BMCL is property investment for rental income.

(C)	As of the date of this Agreement, BMCL has the right to use three parcels of land (of total site area 47,190 square meters, collectively, “Land”) situated on collectively-owned land not yet been designated for non-agricultural use located in Furong Industrial District, Furongmei Area, Shajing Street, Xinqiao Village, Bao’an District, Shenzhen City, Guangdong Province of the PRC which together with industrial building and premises (collectively, “Building”) built thereon (of total gross floor area 113,031.45 square meters) are being leased to a lessee for industrial manufacturing activities in return for recurring rental income, despite the fact that BMCL has not obtained the relevant Land and Building title certificates nor been able to obtain prior approvals by competent governmental authorities for the purpose of regularizing the leasing of such Land and Building to the relevant lessee for manufacturing use as contemplated under the relevant underlying lease agreements. Tabulated summary of the key terms and details of the above-mentioned leases, prepared at the request of the Purchaser, is attached hereto marked as “Appendix I”.

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(D)	The latest financial position of BMCL as reflected in its unaudited management accounts ended on 13th November 2019 (“Management Accounts”, initialed by the Vendor and the Purchaser for the purpose of identification) is attached hereto marked as “Appendix II”.

(E)	The Vendor has agreed to sell and the Purchaser has agreed to purchase the entire (100%) issued capital, comprising 1 issued share of US$1.00 each, of BMCL owned by and registered in the name of the Vendor, subject to the terms and conditions as set out in this Agreement and the leases with respect to the aforesaid Land and Building.

NOW IT IS HEREBY AGREED as follows:

1.	DEFINITIONS AND INTERPRETATION

1.1	In this Agreement, including the Recitals, the following words and expressions shall have the respective meanings set out below unless the context otherwise requires:

“Completion”

means completion of the sale and purchase of the Sale Share, by way of this Agreement, in accordance with Clause 4 hereof;

“Completion Date”

means the date on which Completion takes place, being the date of execution of this Agreement;

“Consideration”

means the consideration specified in Clause 3 below;

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“Encumbrances”

means a mortgage, charge, pledge, lien, option, restriction, right of first refusal, right of pre-emption, third-party right or interest or claim, other encumbrance or security interest of any kind, or another type of preferential arrangement having similar effect; and

“Sale Share”

means the 1 ordinary share of US$1.00 each fully paid up and issued in the capital of BMCL, representing its entire (100%) issued share capital, registered in the name of Vendor to be sold to the Purchaser pursuant to this Agreement.

1.2	The headings in this Agreement are for ease of reference only and shall not affect the interpretation of this Agreement.

1.3	In this Agreement, words importing a gender shall include the other genders and words importing the singular shall include the plural and vice versa.

2.	SALE AND PURCHASE

2.1	Subject to the payment of Consideration in accordance with this Agreement, the Vendor shall sell and the Purchaser shall purchase, on Completion, the Sale Share free from all Encumbrances and with all rights attaching or accruing thereto.

3.	CONSIDERATION

3.1	In consideration of the Vendor agreeing to sell the Sale Share to the Purchaser in accordance with the terms and conditions hereunder, the Purchaser shall pay HK$47,964,570.65 (or its USD equivalent, at the agreed exchange rate of 7.8 HKD for every 1 USD) in cash and net of all relevant expenses, charges and tax (if any), to the Vendor, or to the order of and as directed by the Vendor, on Completion.

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4.	COMPLETION

4.1	Completion shall take place within seven (7) days immediate following execution of this Agreement at the liaison offices of 百汇精密塑胶模具(深圳)有限公司 at Furong Industrial District, Furongmei Area, Shajing Street, Xinqiao Village, Bao’an District, Shenzhen City, Guangdong Province of the PRC or at such other place or on such day as the parties hereto may agree or direct.

4.2	On Completion, the Purchaser shall, in additional to making payment of the Consideration, pay (in cash) to the Vendor an amount equivalent to the total of all amounts due by BMCL to Vendor (totaling HK$112,035,429.35, as at 13th November 2019, or its USD equivalent at the agreed exchange rate of 7.8 HKD for every 1 USD) in full and final settlement of the same.

4.3	On Completion, the Vendor shall:

(a)	tender to the Purchaser (i) an instrument of transfer, duly signed by the Vendor, for the purpose of effecting the transfer and registration of the Sale Share to and in the name of the Purchaser absolutely alongside (ii) all books and records (accounting or otherwise) as well as incorporation documents of BMCL since its establishment;

(b)	cause board resolutions of BMCL to be passed to the effect of, among other things, appointing (with immediate effect) the Purchaser or its appointee(s)/representative(s) as BMCL’s director(s) in place of the outgoing director(s) and approving (with immediate effect) the transfer and registration of the Sale Share in the name of the Purchaser in the register of members of BMCL together with necessary documents prepared and executed to achieve that end.

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5.	MISCELLANEOUS

5.1	The parties hereto warrant and represent that:

(a)	each of them has full power and authority (corporate or otherwise) to enter into this Agreement and to exercise its rights and perform its obligations hereunder and (where relevant) all corporate and other actions required to authorize execution of this Agreement and performance of obligations hereunder have been duly taken and this Agreement will be a legal, valid and binding agreement on them and enforceable in accordance with the terms hereof; and

(b)	the execution, delivery and performance of this Agreement by the parties hereto does not and will not violate in any material respect any provision of any law or regulation or any order or decree of any governmental authority or agency prevailing as at the date of this Agreement and no consent, waiver, approval or authorization of any governmental authority or any filing, registration or qualification with or notice to, any governmental authority is required in connection with the execution or delivery of this Agreement or the performance of any of its obligations hereunder.

5.2	The Vendor represents and warrants that:

(a)	BMCL has duly and properly complied with all material filing requirements in respect of corporate or other documents imposed under the relevant laws of the jurisdiction in which it was incorporated;

(b)	the statutory and minutes books of BMCL have been properly written up in all material respects and compliance has been made with all material legal requirements concerning BMCL and all issues of shares, debentures or other securities thereof. The minutes books of directors' meetings and of members' meetings respectively contain substantially full and accurate records of all resolutions passed by the directors and the members respectively of BMCL and no material resolutions have been passed by either the directors or the members of BMCL which are not recorded in the relevant minutes books;

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(c)	the register of members of BMCL is correct and no application or request for rectification of its register of members has been received and, to the knowledge of the Vendor, no circumstances which might lead to any such application or request for rectification of such register to be made have arisen or occurred;

(d)	there is no option, right to acquire, mortgage, charge, pledge, lien or other form of security, encumbrance or third party rights on, over or affecting any part of the unissued share capital or loan capital (if any) of BMCL and there is no agreement or commitment to give or create any of the foregoing and no claim has been made by any person to be entitled to any of the foregoing which has not been waived in its entirety or satisfied in full;

(e)	there is no agreement or commitment outstanding which calls for the allotment or issue of, or accords to any person the right to call for the allotment or issue of, any shares in, or securities or debentures of, BMCL;

(f)	the Management Accounts were prepared in accordance with applicable laws at the time they were prepared. They give a true and fair view of the state of affairs and financial positions of BMCL as at 13th November 2019 and correctly include or make (i) all the material assets, (ii) adequate provision for any bad and doubtful debts and all established liabilities (including dividends or other distributions, if any), (iii) proper and adequate provision for all deferred, disputed or contingent liabilities (whether liquidated or unliquidated) and all capital commitments (if any) of BMCL as at 13th November 2019 and the reserves and provisions (if any) made therein for all taxation relating to any period on or before 13th November 2019 are proper and adequate. The Vendor further represents and assures that there shall be no material change in respect of the Management Accounts from 13th November 2019 to the Completion Date;

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(g)	BMCL is not a party to any material litigation, arbitration or prosecutions or to any other legal or contractual proceedings or hearings before any statutory, regulatory or governmental body, department, board or agency or to any material disputes or the subject of any investigation by any authority and no material litigation, arbitration, prosecution or other legal or contractual proceedings or investigations are threatened or pending either by or against BMCL and there are no facts or circumstances subsisting which might give rise to any such proceedings, investigations, hearings or to any disputes or to any payments and there are no unfulfilled or unsatisfied judgments or court orders against BMCL;

(h)	there are no circumstances which are known, or would on reasonable enquiry be known, to the Vendor and which would entitle any person to present a petition for the winding up or administration of BMCL or to appoint a receiver of the whole or any part of its undertaking or assets. No distress, execution or other process has been levied against BMCL or action taken to repossess assets in the possession of BMCL; and

(i)	it is the legal and registered owner of the Sale Share, and has the right, power and authority to sell and transfer the Sale Share to be sold by it free from all Encumbrances, equities and other third party claims and interests of any nature whatsoever and with all rights now and hereafter attaching thereto.

5.3	The Purchaser hereby confirms that he has had every opportunity to conduct comprehensive due diligence review or assessment (legal, financial or otherwise) on BMCL, the Land and the Building as well as to seek advices from legal and other professional advisers as he sees appropriate prior to entering into this Agreement. Against this background, the parties hereto agree that consequent upon Completion, Vendor shall be fully and irrevocably released of and exonerated from all or any obligations, responsibilities, undertakings, provision, contingencies, contingent liabilities (including but not limited to tax, levy, duty, charge, fee, contribution, impost or withholding of any nature plus any fine, penalty, surcharge or interest in relation thereto now or hereafter imposed, levied, collected, withheld or assessed by any local, municipal, governmental, state, federal or other body or authority) and/or liabilities (whether present or antecedents, actual or contingent, or otherwise and if at all) it has or might have assumed and/or made arising from or in connection with its holding of the entire issued capital BMCL since acquiring the same; which obligations and so on and so forth, if any and if at all, shall in their entirety be fully taken over and assumed, irrevocably, by the Purchaser (to the exclusion of the Vendor) as the new registered and beneficial owner of BMCL effective from Completion.

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5.4	The documents, materials and information provided by the Vendor to the Purchaser are true, accurate and complete without material concealment or omission, not false or misleading.

5.5	The Vendor undertakes with the Purchaser that upon Completion, the Vendor shall waive (a) all its rights and interests over all the assets (fixed and current) and the equity of BMCL including but not limited to its fixed assets, account receivables, etc. PROVIDED ALWAYS that rental for the Land and Building for the month of November 2019 which has already been accounted for in the Management Accounts appended hereto shall be proportionately split between the Vendor and the Purchaser by reference to the Completion Date.

6.	SEVERABILITY

6.1	If at any time any one or more provisions hereof is or becomes invalid, illegal, unenforceable or incapable of performance in any respect, the validity, legality, enforceability or performance of the remaining provisions hereof shall not thereby in any way be affected or impaired.

7.	TIME OF ESSENCE AND NO WAIVER

7.1	Any date or period mentioned in any Clause may be extended by mutual consent and in writing but as regards any date or period originally fixed or period so extended as aforesaid, time shall be the essence of this Agreement.

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7.2	No delay or omission by any party in exercising any right, power or remedy provided by law or under this Agreement shall:

(a)	affect that right, power or remedy; or

(b)	operate as a waiver of it.

7.3	The single or partial exercise of any right, power or remedy provided by law or under this Agreement shall not preclude any other or further exercise of it or the exercise of any other right, power or remedy.

7.4	The rights, powers and remedies provided in this Agreement are cumulative and not exclusive of any rights, powers and remedies provided by law.

8.	NOTICES AND OTHER COMMUNICATION

8.1	Any notice or other communication under or in connection with this Agreement shall be in writing and shall be left at or sent by pre-paid registered post or by facsimile transmission (if available) to the respective addresses and/or to the facsimile numbers set out below or to such other addresses and/or facsimile numbers as may be last notified in writing by such party to all other parties hereto.

To the Vendor:-
Correspondence Address:	Unit 01, 21/F, Aitken Vanson Centre, 61 Hoi Yuen Road, Kwun Tong, Kowloon, Hong Kong
Facsimile:	(852) 2779 6001
Marked for the attention of:	Mr. Sze-To Kin Sun

To the Purchaser:-
Correspondence Address:	7A, Block B, Houhai Li Xiang Ya Yuan, Nanshan District, Shenzhen City, Guangdong Province, China

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8.2	Any such notice or other communication shall be deemed to have been given by the sender and received by the recipient forthwith upon leaving the same at the recipient’s address specified above (or at the one last notified in writing) or if effected by facsimile transmission forthwith upon complete transmission of the same to the facsimile number of the recipient specified above (or to one last notified in writing) or if effected by registered post it shall be deemed to have been received by the recipient 5 days after posting to the address specified above (or at the one last notified in writing). In proving the giving and receipt of a notice, it shall be sufficient to prove that the notice was left at or that the envelope containing such notice was properly addressed and posted to the recipient’s address specified above (or at the one last notified in writing) or by means of a fax activity report, if effected by means of facsimile transmission as the case may be.

9.	FURTHER ASSURANCE

9.1	Each party hereto shall at its or his own costs, from time to time on request, do or procure the doing of all acts and/or execute or procure the execution of all documents in a form satisfactory to the other party which the other party may reasonably request for giving full effect to this Agreement and to the extent the other party is obliged to do under this Agreement and for the purpose of securing the full benefit of such rights, powers and remedies conferred upon and applicable to the other party in this Agreement.

10.	COSTS AND EXPENSES

10.1	Each party shall bear its or his own costs and expenses (including legal expenses, if any) in respect of the negotiation, preparation, execution and carrying into effect of this Agreement.

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11.	GENERAL

11.1	This Agreement may only be amended or supplemented but only in writing signed by or on behalf of each of the parties hereto.

11.2	This Agreement shall be binding on and enure for the benefit of each party’s successors and permitted assigns.

11.3	This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument.

12.	GOVERNING LAW

12.1	This Agreement shall be governed by and construed in accordance with the laws of British Virgin Islands and the parties hereto irrevocably submit to the non-exclusive jurisdiction of the competent Courts of British Virgin Islands in connection herewith.

[Signature Page and Appendixes to Follow]

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IN WITNESS whereof this Agreement has been executed on the day and year first above written.

SIGNED by Mr. Sze-To Kin Sun, a Director of	)
VIEWMOUNT DEVELOPMENTS LIMITED	)	/s/ Sze-To Kin Sun
on its behalf in the presence of :	)

SIGNED by Mr. Zhou Lehong	)
in the presence of :	)	/s/ Zhou Lehong

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